Exhibit 1

GMO SERIES TRUST

CERTIFICATE OF CLERK

I, Douglas Y. Charton, hereby certify that I am the duly elected and acting Clerk of GMO Series Trust, a Massachusetts business trust (the “Trust”), and do hereby further certify as follows:

1.           Attached hereto as Exhibit A are true and correct copies of resolutions from the meeting of the Board of Trustees of the Trust (the “Board”) held June 16, 2016 (the “Meeting”). The resolutions were duly adopted by the Board at the Meeting. Such resolutions have not been modified or rescinded since their adoption and are in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of December, 2017.

By:	/s/ Douglas Y. Charton
	Name:	Douglas Y. Charton
	Title:	Clerk

Exhibit A

Resolutions of the Board – June 16, 2016

Power of Attorney Authorizations

VOTED:	That each of Douglas Y. Charton, Kevin O’Brien and Gregory L. Pottle is authorized to sign for Sheppard N. Burnett, in his name and in the capacity of President, Chief Executive Officer and Principal Executive Officer, on behalf of the Trust, the Trust’s registration statement on Form N-1A filed with the SEC and any and all amendments thereto, pursuant to a power of attorney executed by Mr. Burnett.

VOTED:	That each of Douglas Y. Charton, Kevin O’Brien and Gregory L. Pottle is authorized to sign for Carly Cushman, in her name and in the capacity of Treasurer, Chief Financial Officer, Chief Accounting Officer and Principal Financial and Accounting Officer, on behalf of the Trust, the Trust’s registration statement on Form N-1A filed with the SEC and any and all amendments thereto, pursuant to a power of attorney executed by Ms. Cushman.